Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated February 24, 2023, with respect to the consolidated financial statements of Life Storage, Inc. and Life Storage LP and the effectiveness of internal control over financial reporting of Life Storage, Inc. and Life Storage LP incorporated by reference in the Registration Statement (Form S-3) and related Prospectus of Extra Space Storage Inc.

/s/ Ernst & Young LLP

Buffalo, New York

April 5, 2024